Federal Home Loan Bank of Des Moines
announcement

May 9, 2014

FHLB Des Moines Approves First Quarter 2014 Dividend

The FHLB Des Moines Board of Directors has approved a first quarter 2014 dividend for both the average activity-based capital stock and average membership capital stock outstanding during the quarter. The dividend approved for activity-based capital stock was at an annualized rate of 3.50 percent. The dividend approved for membership capital stock was at an annualized rate of 0.50 percent. The effective combined annualized dividend rate for both subclasses of capital stock outstanding was 2.79 percent. However, the effective combined dividend rate on the total stock held by each member will depend on their level of activity with the Bank during the first quarter.

These dividends will total $18.3 million, which represents 50 percent of net income for the first quarter, and are expected to be paid on May 12, 2014. Average three-month LIBOR and average Federal funds rates for the first quarter 2014 were 0.24 percent and 0.07 percent, respectively.

On May 9, 2014, the Bank filed its First Quarter 2014 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the first quarter was provided in a Form 8-K earnings release filed with the SEC on April 29, 2014.

Additional financial information is provided in the Bank's First Quarter 2014 Form 10-Q available at www.fhlbdm.com or www.sec.gov.